Exhibit 99.2

Company Contacts:                       Investor Relations Contacts:
E-Z-EM, Inc.                            Lippert/Heilshorn & Associates, Inc.
------------                            ------------------------------------
Dennis J. Curtin, CFO x3320             Kim Sutton Golodetz (kgolodetz@lhai.com)
Tom Johnson, x3317                                           ------------------
(800) 544-4624                          (212) 838-3777
www.ezem.com                            Bruce Voss (bvoss@lhai.com)
------------                                        --------------
                                        (310) 691-7100
                                        www.lhai.com
                                        ------------

                 E-Z-EM REPORTS RECORD SECOND QUARTER NET SALES
                 ----------------------------------------------

          Conference call to begin at 11:00 a.m. EST Friday, January 9
          ------------------------------------------------------------

LAKE SUCCESS, N.Y. (January 8, 2003) - E-Z-EM, Inc. (Amex: EZM) today announced financial results for the three- and six-month periods ended November 29, 2003. Financial highlights of the fiscal second quarter 2004 include the following:

      o     Net sales up 12% to a record $36.9 million;

      o     Net earnings up 79% to $1.8 million;

      o     Earnings per diluted share up 89% to $0.17.

Other highlights for the second quarter and recent weeks include:

      o The U.S. launch by the Company's AngioDynamics subsidiary of the AquaLiner(TM) hydrophilic Ni-Ti alloy guidewire;

      o Announcement by E-Z-EM, Inc. of a study supporting adoption of virtual colonoscopy as a screening modality for colon cancer presented at the 89th Annual Scientific Assembly of the Radiological Society of North America and published in the New England Journal of Medicine.

For the fiscal 2004 second quarter ending November 29, 2003, net sales rose 12% to $36.9 million, compared with $32.9 million in the fiscal 2003 second quarter. These results reflect continued growth in the Company's AngioDynamics subsidiary in the peripheral vascular and other non-coronary diseases sector and strong sales of diagnostic products for the computed tomography (CT) market. Net earnings for the second quarter rose 79% to $1.8 million, compared with $988,000 in the prior-year quarter, and diluted EPS rose 89% to $0.17, compared with $0.09 in the second quarter of fiscal 2003. Fiscal 2004 second quarter net earnings include gains on the sales of securities of $336,000, or $0.03 per diluted share.

Gross profit increased 10% to $16.5 million compared with $15.1 million in the second quarter of fiscal 2003, for a $1.4 million improvement. As a percentage of net sales, gross profit decreased to 44.8% from 45.8% in the year-ago quarter, principally due to lower gross profit as a percentage of sales in the AngioDynamics segment. The AngioDynamics gross profit in the comparable quarter of the prior year was favorably affected by an inventory valuation adjustment. The AngioDynamics gross profit in the current quarter was affected by sales price erosion and an increased provision for inventory reserves.

Fiscal 2004 second quarter operating expenses were $14.2 million, up 5% from $13.6 in the prior-year quarter. Current quarter results include an expense of $628,000 ($0.05 per share) related to the previously announced plan to close later this year the Company's device manufacturing facility in Puerto Rico and its heat-sealing operation in Westbury, N.Y. In the prior-year quarter, the Company recorded an expense of $106,000 ($0.01 per share) associated with the recapitalization of its common stock.

Operating profit rose 55% to $2.3 million in the second quarter of fiscal 2004, compared with $1.5 million in the second quarter of fiscal 2003. Other income in the current quarter was $449,000, which includes the gains on sales of securities noted above, compared with other income of $97,000 in the prior-year quarter.

Commenting on the quarterly results, Anthony A. Lombardo, E-Z-EM president and chief executive officer, said, "We had an excellent quarter with increased sales in each of our two radiology business segments representing a continuation of trends in peripheral vascular and other non-coronary disease therapeutic applications and in CT imaging, all of which are driving overall market growth. Our AngioDynamics subsidiary performed solidly during the quarter, with sales up 35% over the comparable prior-year quarter."

"We continue to make progress in transferring our device manufacturing and heat-sealing operations to a third-party manufacturer. The plan is on time and on budget. As previously announced, we anticipate taking charges of approximately $700,000 related to this initiative in the remaining quarters of this fiscal year, and we expect to begin realizing the related benefits in fiscal year 2005," he added.

For the first half of fiscal 2004, net sales increased 11% to a record $70 million, compared with $63.2 million for the first half of fiscal 2003. Net earnings for the first six months of fiscal 2004 were $1.5 million, or $0.14 per diluted share, compared with net earnings of $247,000, or $0.02 per diluted share, for the first six months of fiscal 2003.

Operating expenses for the current six-month period were $28.1 million, up 4% from $27.2 million in the comparable prior-year period. The results for the fiscal 2004 six-month period include $1.2 million ($0.10 per share) of expenses related to the previously announced plant closing and operational restructuring. Results for the comparable fiscal 2003 period include $688,000 ($0.07 per share) related to the common stock recapitalization.

Operating profit increased sharply to $2.4 million in the first half of fiscal 2004, compared with $390,000 in the comparable fiscal 2003 period.

Cash, cash equivalents and short-term marketable securities at November 29, 2003 were $16.0 million, versus $16.4 million at August 30, 2003 and $18.0 million at May 31, 2003.

Conference Call

E-Z-EM management will host a conference call to discuss these results on Friday, January 9, 2004 at 11:00 a.m. Eastern Standard Time. To participate, dial (877) 815-7177 from the U.S., or (706) 679-0753 from outside the U.S. A telephone replay of the call will be accessible for 48 hours following completion of the call by dialing (800) 642-1687 or (706) 645-9291, and entering reservation number 4734480.

About E-Z-EM, Inc.

E-Z-EM is the world's largest manufacturer of contrast agents for gastrointestinal radiology. The Company has developed the only CT injector on the market that can help detect contrast extravasation, the EmpowerCT(R) with patented EDA(TM) technology; it also offers a complete product set for the virtual colonoscopy practitioner. This product line consists of virtual colonoscopy hardware, software, nutritional prep kits and bowel cleaners, tagging agents and a carbon dioxide colon insufflation system. E-Z-EM's wholly owned subsidiary, AngioDynamics, manufactures a wide range of products including angiographic, dialysis, PTA dilation, thrombolytic, image-guided vascular access, endovascular laser venous system, as well as abdominal infection drainage products. AngioDynamics' focus is on therapeutic products that enable interventional physicians to treat peripheral vascular diseases and other non-coronary diseases.

The statements made in this document contain certain forward-looking statements that involve a number of risks and uncertainties. Words such as "expects", "intends", "anticipates", "plans", "believes", "seeks", "estimates," or variations of such words and similar expressions, are intended to identify such forward-looking statements. Investors are cautioned that actual events or results may differ from the Company's expectations. In addition to the matters described above, the ability of the Company to develop its products, market acceptance of virtual colonoscopy as a new imaging procedure, the impact, if any, of the Pickhardt study published in the New England Journal of Medicine, market acceptance of the AquaLiner(TM) hydrophilic Ni-Ti alloy guidewire, the size and quantity of orders for RSDL, successful completion of the Company's Manufacture, Streamlining and Reduction program, future actions by the FDA or other regulatory agencies, results of pending or future clinical trials, overall economic conditions, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from Group Purchasing Organizations, competition, including alternative procedures which continue to replace traditional fluoroscopic procedures, as well as the risk factors listed from time to time in the SEC filings of E-Z-EM, Inc., including but not limited to its Form 10-Q for the quarter ended August 30, 2003, as well as its Annual Report on Form 10-K for the year ended May 31, 2003, may affect the actual results achieved by the Company.

                               (Tables to follow)

                          E-Z-EM, Inc. and Subsidiaries
                      Consolidated Balance Sheet Highlights
                                 (in thousands)

                                                                    November 29,           May 31,
                                                                        2003                2003
                                                                      --------            --------
                                                                    (unaudited)              (1)
Assets

Current Assets
     Cash, Cash Equivalents and Debt and Equity Securities            $ 16,038            $ 17,965
     Restricted cash                                                       220                 798
     Accounts Receivable, Net                                           25,370              23,393
     Inventories                                                        30,662              28,467
     Other Current Assets                                                4,723               4,703
                                                                      --------            --------

Total Current Assets                                                    77,013              75,326

Property, Plant & Equipment - at Cost, Net                              24,322              23,457
Other Non-Current Assets                                                13,490              11,841
                                                                      --------            --------

Total Assets                                                          $114,825            $110,624
                                                                      ========            ========

Liabilities and Stockholders' Equity

Current Liabilities                                                   $ 16,201            $ 15,203
Long-Term Liabilities                                                    6,844               6,819
Stockholders' Equity                                                    91,780              88,602
                                                                      --------            --------

Total Liabilities and Stockholders' Equity                            $114,825            $110,624
                                                                      ========            ========

(1)   Information derived from audited financial statements.

                          E-Z-EM, Inc. and Subsidiaries
                    Consolidated Income Statement Highlights
                      (in thousands, except per share data)
                                   (unaudited)

                                             Three Months Ended                 Six Months Ended
                                             ------------------                 ----------------
                                          Nov. 29,         Nov. 30,         Nov. 29,         Nov. 30,
                                            2003             2002             2003             2002
                                          --------         --------         --------         --------
Net Sales
     E-Z-EM                               $ 25,287         $ 24,328         $ 47,929         $ 46,511
     AngioDynamics                          11,851            8,768           22,481           17,096
     Eliminations                             (200)            (196)            (415)            (427)
                                          --------         --------         --------         --------
                                            36,938           32,900           69,995           63,180

Gross Profit (Loss)
     E-Z-EM                                 10,475           10,235           18,881           18,568
     AngioDynamics                           6,092            4,793           11,627            8,961
     Eliminations                              (18)              44               10               40
                                          --------         --------         --------         --------
                                            16,549           15,072           30,518           27,569

Gross Profit as a Percent of Sales            44.8             45.8             43.6             43.6

Operating Expenses
     E-Z-EM                           (1)    9,310            9,564     (2)   18,652           19,572
     AngioDynamics                           4,905            3,999            9,497            7,607
                                          --------         --------         --------         --------
                                            14,215           13,563           28,149           27,179

Operating Profit (Loss)
     E-Z-EM                           (1)    1,165              671     (2)      229           (1,004)
     AngioDynamics                           1,187              794            2,130            1,354
     Eliminations                              (18)              44               10               40
                                          --------         --------         --------         --------
                                             2,334            1,509            2,369              390

Other Income (Expense)                         449               97              415              414
                                          --------         --------         --------         --------

Earnings Before Income Taxes                 2,783            1,606            2,784              804

Income Tax Provision                         1,014              618            1,314              557
                                          --------         --------         --------         --------

Net Earnings                              $  1,769         $    988         $  1,470         $    247
                                          ========         ========         ========         ========

Earnings per Common Share
     Basic                                $   0.17         $   0.10         $   0.14         $   0.02
     Diluted                              $   0.17         $   0.09         $   0.14         $   0.02

Weighted Average Common Shares
     Basic                                  10,272           10,017           10,217           10,005
     Diluted                                10,545           10,406           10,475           10,403

(1) Current quarter amount includes plant closing and operational restructuring costs of $628,000; prior quarter amount includes costs associated with the Company's common stock recapitalization of $106,000.

(2) Current six-month amount includes plant closing and operational restructuring costs of $1,200,000; prior six-month amount includes costs associated with the Company's common stock recapitalization of $688,000.

                                      # # #